UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013 (October 11, 2013)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2013, Chaparral Energy, L.L.C., an Oklahoma limited liability company (the “Buyer”), a wholly owned subsidiary of Chaparral Energy, Inc. (“Chaparral”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Cabot Oil & Gas Corporation (the “Seller”), pursuant to which the Buyer will purchase certain oil and natural gas assets from the Seller consisting of approximately 66,000 net acres located in Beaver and Texas counties, Oklahoma, and Ochiltree county, Texas, for a purchase price of $160,128,000, subject to pre- and post-closing adjustments.  The closing of the Asset Purchase Agreement is expected to occur on or before December 18, 2013.

The acquisition contemplated by the Asset Purchase Agreement is more fully described in a press release issued by Chaparral Energy, Inc. on October 17, 2013 (the “Press Release”), a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Chaparral announced on October 17, 2013, that it has engaged an investment banker to divest non-core assets in its Ark-La-Tex and Permian Basin areas.  Additional information regarding the divestiture is provided in the Press Release.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2013	CHAPARRAL ENERGY, INC.

	By:	/s/ DAVID J. KETELSLEGER
	Name:	David J. Ketelsleger
	Title:	Senior Vice President and General Counsel